                                                                 Exhibit (d)(ix)

July 9, 2004

Randall W. Merk,
President and Chief Executive Officer,
Schwab Capital Trust and Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re: The Charles Schwab Family of Funds

Dear Mr. Merk:

This letter will confirm our agreement to limit net operating expenses of the following funds, as noted in the table below and described in the funds' registration statements filed with the Securities and Exchange Commission.

We also confirm that for a period of 90-days from each fund's respective commencement of operations, we agree to waive fees and reimburse expenses, if necessary, so that the funds' net 7-day yields are greater than the net 7-day yield of the Schwab Money Market Fund, as described in the funds' registration statements filed with the Securities and Exchange Commission.

                          NET OPERATING
FUND                      EXPENSE LIMIT        GUARANTEED THROUGH
SCHWAB CASH RESERVES         0.69%                   4/29/06

SCHWAB ADVISOR
CASH RESERVES -
SWEEP SHARE                  0.69%                   4/29/06

SCHWAB ADVISOR
CASH RESERVES -
PREMIER SWEEP SHARES         0.59%                   4/29/06

Sincerely,

/s/ Stephen B. Ward                  /s/ Evelyn Dilsaver
-------------------                  -------------------
Stephen B. Ward,                     Evelyn Dilsaver,
Senior Vice President and Chief      Senior Vice President, AMPS Development
Investment Officer, Charles Schwab   and Distribution Charles Schwab & Co., Inc.
Investment Management, Inc.

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cc: Felton, Koji
    Jande, Mini
    Loudermilk, Michael
    Norman, Jen
    Stewart, Carolyn
    Stuart, Jody
    Taylor, Shelly
    Tung, Tai-Chin